Exhibit 99.2

BIO-TECHNE DECLARES CASH DIVIDEND AND STOCK DIVIDEND

MINNEAPOLIS, November 1, 2022/PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) announced that its Board of Directors has decided to pay a dividend of $0.32 per share for the quarter ended September 30, 2022. The quarterly dividend will be payable November 28, 2022, to all common shareholders of record on November 14, 2022. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

Bio-Techne also announced today that its board of directors has approved and declared a four-for-one split of Bio-Techne’s common stock in the form of a stock dividend to make stock ownership more accessible to employees and investors. Each stockholder of record on November 14, 2022 will receive a dividend of three additional shares of common stock for each then-held share, to be distributed after close of trading on November 29, 2022. Trading will begin on a stock split-adjusted basis on November 30, 2022.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2022 and has approximately 3,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio techne.com.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward looking statements in this press release include statements regarding potential future repurchase of Bio-Techne common stock. The following important factors, among others, have affected and, in the future, could affect the Company's actual results and future share price: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416